Exhibit 10.35

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

November 15, 2023

LOTUS TECHNOLOGY INC.

MERITZ SECURITIES CO., LTD.

SHARE SUBSCRIPTION AGREEMENT

in relation to the shares of

LOTUS TECHNOLOGY INC.

CONTENTS

1.	Subscription	1
2.	Closing	1
3.	Warranties	2
4.	Undertakings	2
5.	Conditions to Closing	4
6.	Investor Put Option	5
7.	Company Call Option	6
8.	Right of First Offer	8
9.	PRC Tax Matters	9
10.	Security	9
11.	Registration Rights	11
12.	Termination	17
13.	Material Non-Public Information	17
14.	No Waiver under the Merger Agreement	17
15.	Costs	18
16.	Aggregation	18
17.	Anti-Dilution Adjustments	18
18.	Most Favored Nation	19
19.	Confidentiality	19
20.	Assignment	19
21.	Further Assurances	20
22.	Notices	20
23.	Entire Agreement	21
24.	Waivers, Rights and Remedies	21
25.	Counterparts	21
26.	Variations	21
27.	Invalidity	21
28.	Third Party Enforcement Rights	21
29.	Governing Law and Jurisdiction	21
30.	Remedies	22

i

This share subscription agreement (this “Agreement”) is dated November 15, 2023

Parties

1.	Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

2.	Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326 (“Investor”)

(each a “Party” in this Agreement and together, the “Parties”).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 3 (Definitions and Interpretation).

Preamble

(A)	The Company wishes to allot and issue to Investor, and Investor wishes to subscribe from the Company, the Subscription Shares on and subject to the terms of this Agreement.

(B)	The Parties wish to enter into this Agreement to set out the rights and obligations that each Party will have in connection with the issuance and subscription of the Subscription Shares.

IT IS NOW AGREED:

1.	Subscription

Subject to the terms of this Agreement, the Company shall allot and issue to Investor, and Investor shall subscribe for 50,000,000 Ordinary Shares to be newly issued by the Company (the “Subscription Shares”) free and clear from any Encumbrance upon Closing (the “Share Subscription”) for an aggregate subscription price of US$500,000,000 (the “Subscription Price”). The Company shall ensure that the Subscription Shares allotted and issued to Investor shall be issued as fully-paid. The term “Subscription Shares” as used in this Agreement shall include only such Ordinary Shares acquired by Investor from the Company pursuant to this Agreement and not Transferred by Investor to any other Person at any time and, for the avoidance of doubt, shall exclude any Ordinary Shares acquired by Investor from the secondary market; provided that any Ordinary Shares received by Investor upon the completion or termination (in whole or in part) of any Lending (in the same number as the Subscription Shares lent by Investor pursuant to such Lending, subject to adjustments in accordance with Clause 17) shall be deemed to be Subscription Shares for all purposes hereunder.

2.	Closing

2.1	The closing of the issuance of and subscription for the Subscription Shares contemplated hereby (the “Closing”) shall occur on the closing date of the De-SPAC Transaction (the “Closing Date”), subject to the substantially concurrent consummation of the De-SPAC Transaction and the satisfaction or waiver (by the applicable Party) in writing of the conditions precedent set forth in Clause 5 (other than conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (by the applicable Party) of those conditions on the Closing Date).

2.2	Not less than five (5) Business Days prior to the expected closing date on which the Company reasonably expects all conditions to the closing of the De-SPAC Transaction to be satisfied or waived, the Company shall deliver written notice to Investor (the “Closing Notice”) of such expected closing date. Upon receipt of the Closing Notice, Investor shall deliver to the Company, on the Closing Date (the “Funding Date”), the Subscription Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice. Concurrently with the Closing, the Company shall issue the Subscription Shares to Investor and, as soon as practicable following, but not later than one (1) Business Day after, the Closing, register the Subscription Shares in the name of Investor on the Company’s register of members and deliver a copy of such register of members to Investor. If the Closing does not occur within three (3) Business Days following the expected closing date specified in the Closing Notice, unless otherwise agreed to in writing by the Parties, the Company shall promptly (but not later than two (2) Business Days thereafter) cause the return of the Subscription Price in full to Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by Investor, and any Subscription Shares shall be surrendered to the Company for no consideration and deemed as cancelled on surrender (to the extent the Subscription Shares are issued). Prior to or on the Closing Date, Investor shall deliver to the Company any other information that is reasonably requested in the Closing Notice in order for the Company to issue the Subscription Shares, including, without limitation, the legal name of the Person in whose name such Subscription Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.

2.3	Subject to receipt of the Subscription Price, the Company shall deposit (i) Treasury Bonds with the aggregate Par Amount of US$325,000,000 and (ii) Treasury Bonds and/or Treasury Bills (by mutual agreement of the Parties) with the aggregate Par Amount of US$175,000,000 into the Restricted Securities Account as soon as practicable following, but not later than two (2) Business Days after, the Closing Date.

3.	Warranties

3.1	The Company represents and warrants to Investor as at the date of this Agreement and at the Closing Date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be made as of such specified date) in the terms of the Company Warranties. Each of the Company Warranties shall be construed as a separate and independent warranty.

3.2	Investor represents and warrants to the Company as at the date of this Agreement and at the Closing Date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be made as of such specified date) in the terms of the Investor Warranties. Each of the Investor Warranties shall be construed as a separate and independent warranty.

3.3	All of the agreements, representations and warranties contained in this Agreement shall survive the Closing.

4.	Undertakings

4.1	On or prior to Closing, the Company undertakes to:

(a) set up the Restricted Cash Account;

(b) set up the Restricted Securities Account;

(c) execute the Security Documents, each substantially in the form set out in Schedule 4 subject to any changes made pursuant to Clause 4.3; and

(d) deliver to Investor:

(i)	a legal opinion of Freshfields Bruckhaus Deringer, as United States legal counsel to the Company, addressed to Investor in the agreed form set out in Schedule 5;

(ii)	a legal opinion of Freshfields Bruckhaus Deringer, as Hong Kong legal counsel to the Company, addressed to Investor in the agreed form set out in Schedule 5, subject to modifications and changes that Freshfields Bruckhaus Deringer (acting reasonably) may make having taken into account the changes incorporated into the executed Security Documents pursuant to Clause 4.3;

(iii)	a legal opinion of Maples and Calder (Hong Kong) LLP, as Cayman Islands legal counsel to the Company, addressed to Investor in the agreed form set out in Schedule 5;

(iv)	a certified copy of the Company’s certificate of incorporation;

(v)	a certified copy of the Company’s memorandum and articles of association;

(vi)	a certified copy of the Company’s register of directors, dated no earlier than five (5) Business Days prior to the Closing Date;

(vii)	a certified copy of the Company’s register of members, dated no earlier than five (5) Business Days prior to the Closing Date;

(viii)	a certified copy of the Company’s register of mortgages and charges, dated no earlier than five (5) Business Days prior to the Closing Date;

(ix)	a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company is in good standing, dated no earlier than five (5) Business Days prior to the Closing Date;

(x)	a certificate of incumbency and authority of the Company issued by its registered agent, dated no earlier than five (5) Business Days prior to the Closing Date;

(xi)	a copy of written resolutions by the Company’s board of directors passed after the date hereof, approving (x) the Company’s execution and delivery of this Agreement and the transactions contemplated hereby, and (y) the issuance of the Subscription Shares to Investor; and

(xii)	a copy of written resolutions by the Company’s shareholders adopting the sixth amended and restated memorandum and articles of association of the Company, in the form filed with the SEC prior to Closing.

4.2	After Closing, the Company undertakes to:

(a)	ensure the total amount of Unrestricted Cash held by the Company as of the last date of each fiscal quarter shall be no less than US$175,000,000, in each case as evidenced in the applicable quarterly financial results filed or furnished by the Company with the SEC pursuant to a Current Report on Form 6-K;

(b)	file or furnish with the SEC pursuant to a Current Report on Form 6-K:

(i)	its quarterly financial results for each of the first and the third fiscal quarters within sixty (60) calendar days following the last date of such fiscal quarter of the Company;

(ii)	its second quarter and half-year financial results within one hundred and twenty (120) calendar days following the last date of such fiscal quarter of the Company; and

(iii)	its fourth quarter and full-year financial results within one hundred and twenty (120) calendar days following the last date of such fiscal quarter of the Company

(together with the Company’s obligation under Clause 4.2(a), the “Financial Covenant”); and

(c)	deliver a stamped copy of the sixth amended and restated memorandum and articles of association of the Company to Investor, in the form previously provided to Investor, duly filed with the Registrar of Companies in the Cayman Islands promptly following the date on which it receives such stamped copy from the Registrar of Companies in the Cayman Islands.

The Financial Covenant shall terminate upon the full payment of the Put Option Price to Investor.

4.3	To the extent Investor raises additional comments on the Security Documents in the form set out in Schedule 4 after the date of this Agreement, the Company (acting reasonably) shall consider such comments, and the Parties shall cooperate in good faith to revise the Security Documents accordingly.

4.4	Notwithstanding anything to the contrary herein, subject to satisfaction of Investor’s express obligations in accordance with the terms and conditions of this Agreement (including Investor’s obligations under Clauses 7 and 8), nothing herein shall be deemed to limit or restrict Investor’s right to lend the Subscription Shares (whether or not subject to any payment or settlement) to any of its Affiliates or a third party after Closing (“Lending”).

5.	Conditions to Closing

5.1	Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Share Subscription shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	All conditions precedent to effect the closing of the De-SPAC Transaction under the Merger Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the closing of the De-SPAC Transaction but subject to satisfaction or waiver thereof), subject to Clause 5.2(d);

(b)	The closing of the De-SPAC Transaction in accordance with the terms and conditions of the Merger Agreement shall occur substantially concurrently with the Closing; provided that, notwithstanding anything to the contrary in this Agreement, neither the Closing nor any other transaction contemplated under this Agreement shall be deemed to be consummated unless there occurs the substantially simultaneous occurrence of the closing of the De-SPAC Transaction; and

(c)	There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, law, statute, rule or regulation enjoining or prohibiting the Share Subscription or the De-SPAC Transaction.

5.2	Conditions to the Obligations of Investor. The obligations of Investor to consummate the Share Subscription shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	Each of the representations and warranties in Schedule 1 shall be true and correct in all material respects as of the Closing Date other than (i) such representations and warranties qualified by materiality or similar qualification, which shall be true and correct in all respects as of the Closing Date and (ii) such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or similar qualification, in all respects) as of such date;

(b)	The Company shall have duly performed and complied with, in all material respects, all undertakings and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing;

(c)	(i) The Security Documents shall have been duly executed (substantially in the form set out in Schedule 4 subject to any changes made pursuant to Clause 4.3) and delivered to Investor by each party thereto, and (ii) the Company (at its sole expense) shall have completed the creation and perfection of the Security in accordance with the terms of the Security Documents (other than in relation to the obligations of the Company under clause 4.1 (Perfection) of the Cash Account Charge and clause 13.3 (Registration) of the Account Security Agreement, both of which shall be duly performed, completed and discharged by the Company within twenty (20) Business Days after the Closing Date);

(d)	The terms of the Merger Agreement shall not have been amended or waived in a manner that materially and adversely affects the economic benefits that Investor reasonably expects to receive under this Agreement; and

(e)	The Company shall not have, without Investor’s prior written consent, amended or waived the satisfaction of any part of Section 8.3(a) of the Merger Agreement as a condition to the Company’s obligation to consummate the De-SPAC Transaction.

5.3	Conditions to the Obligations of the Company. The obligations of the Company to consummate the Share Subscription shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	Each of the representations and warranties in Schedule 2 shall be true and correct in all material respects as of the Closing Date other than (i) such representations and warranties qualified by materiality or similar qualification, which shall be true and correct in all respects as of the Closing Date and (ii) such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or similar qualification, in all respects) as of such date; and

(b)	Investor shall have wired the Subscription Price in accordance with Clause 2.2 of this Agreement and otherwise duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Investor to consummate the Closing.

6.	Investor Put Option

6.1	Subject to and after the Closing, Investor shall have the right to sell all or part of the Subscription Shares then held by Investor to the Company, free and clear from any Encumbrance and with all rights attaching thereto, upon the occurrence of any of the following events (each a “Put Option Trigger Event”) in accordance with this Clause 6:

(a)	the occurrence of any Credit Event;

(b)	the occurrence of any Collateral Default;

(c)	any failure by the Company to comply with the Financial Covenant;

(d)	the failure to satisfy the Registration Condition with respect to any of the Subscription Shares and any such Subscription Shares not being eligible for resale under Rule 144 solely due to failure of the Company to meet the public information requirement under such rule at any time after the date that is six (6) months following the Closing Date; or

(e)	the third (3rd) anniversary of the Closing Date, which date may be extended by the Company subject to Investor’s prior written consent.

6.2	Upon each occurrence of any Put Option Trigger Event under Clause 6.1, the Company shall deliver a written notice (together with reasonable supporting documentation relating thereto) of such occurrence to Investor within five (5) Business Days of such occurrence (the “Put Option Trigger Notice”). Investor shall have the right to exercise the put option set out in this Clause 6 (the “Put Option”) by delivering a written notice in the form set out in Schedule 6 (the “Put Option Exercise Notice”) to the Company at any time from the date of occurrence of the applicable Put Option Trigger Event but on or before the thirtieth (30th) day after the date of receipt of the Put Option Trigger Notice (the “Put Option Exercise Period”). The Put Option can only be exercised once in relation to all or part of the Subscription Shares then held by Investor during the Put Option Exercise Period.

6.3	After receipt of the Put Option Exercise Notice from Investor, the Company shall be obliged to, within thirty (30) calendar days of receipt, acquire the number of Subscription Shares that is specified in the Put Option Exercise Notice (the date for such acquisition as specified by the Company, the “Put Option Completion Date”, and the number of Subscription Shares that is specified in the Put Option Exercise Notice, the “Put Option Shares”) at a price equal to the Agreed Return (the “Put Option Price”).

6.4	On the Put Option Completion Date, (a) the Company shall procure the payment of the Put Option Price to Investor, and (b) Investor shall deliver to the Company all necessary certificates representing valid title to the Put Option Shares and such other documents as may be reasonably necessary or appropriate to effect the transfer of the Put Option Shares to the Company, (c) the Company shall be permitted to withdraw, and Investor shall cause to be released, all Treasury Bonds and/or Treasury Bills from the Restricted Securities Account and all the cash collateral from the Restricted Cash Account, and (d) Investor shall, at the reasonable request and sole cost of the Company, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is reasonably necessary to release, reassign or discharge (as appropriate) the Security Assets (as defined in the Account Security Agreement) and the Charged Property (as defined in the Cash Account Charge) from the Security, in the manner set out in the Security Documents; provided that, the foregoing clauses (b) to (d) shall be subject to the payment of the Put Option Price to Investor. In the event the Company fails to (x) procure the payment of the Put Option Price to Investor, or (y) complete the purchase of the Put Option Shares, Investor shall have the recourse as set out in Clause 10 below.

6.5	For the avoidance of doubt, whether or not the Put Option has lapsed with respect to a particular Put Option Trigger Event, in the event of occurrence of another Put Option Trigger Event and provided that Investor has not exercised the Put Option with respect to any of the Subscription Shares, the Put Option shall be deemed to be reinstated with respect to such other Put Option Trigger Event in accordance with the terms of this Clause 6; provided that, if Investor has not exercised any Put Option by serving the Put Option Exercise Notice by the date that falls thirty (30) calendar days after the third (3rd) anniversary of the Closing Date (which date may be extended by the Company subject to Investor’s prior written consent), Investor shall no longer be entitled to exercise any Put Option set out in this Clause 6 (the “Put Option Expiration Date”).

6.6	The Parties agree that the Company shall have the right to nominate one (1) or more third-party investors to acquire the Subscription Shares to be sold by Investor in accordance with this Clause 6, subject to the applicable sanctions and anti-bribery laws or regulations and Investor’s prior written consent (in its sole and absolute discretion). Nothing in this Clause 6.6, including the Company’s nomination of any third-party investor or Investor’s written consent thereto, shall relieve the Company of any of its obligations under this Clause 6 in any respect. In the event that such third-party investor nominated by the Company and consented to by Investor in writing fails to (x) procure payment of the Put Option Price to Investor, or (y) complete the acquisition of the Put Option Shares from Investor, within thirty (30) calendar days of receipt by the Company of the Put Option Exercise Notice, Investor shall have the recourse as set out in Clause 10 below.

6.7	If the Company, any intermediary or any third-party investor nominated by the Company is required or entitled to deduct or withhold, from the payment of the Put Option Price to Investor, in connection with Investor’s exercise of the Put Option, any Tax, the Company shall pay (or procure such third-party investor to pay) on demand from Investor such additional amounts as shall be required so that the net amount received by Investor after such deduction or withholding shall equal the Put Option Price. In addition to and without limiting the foregoing, Investor shall be entitled to indemnification by the Company in accordance with Clause 9.

7.	Company Call Option

7.1	Subject to and after the Closing and the satisfaction of the Registration Condition, the Company shall have the right to acquire not more than the lower of (a) 17,500,000 Subscription Shares, and (b) the number of Subscription Shares actually held by Investor at the relevant time, from Investor, free and clear from any Encumbrance and with all rights attaching thereto, if the Market Price is greater than US$14.00 (the “Call Option 1 Trigger Event”), in accordance with this Clause 7 and subject to Clauses 7.4 and 7.6 (“Call Option 1”) at a per-share price equal to US$14.00 (the “Call Option 1 Price”); provided that, in the event that the Market Price is greater than US$14.00 on more than one (1) occasion, then the Call Option 1 Trigger Event shall be deemed to have occurred on the date of first such occasion, and no other Call Option 1 Trigger Event shall occur as a result of any subsequent such occasions. In exercising Call Option 1, the Company shall acquire such number of Subscription Shares that is specified in the Call Option Exercise Notice in accordance with Clause 7.4 at a per-share price equal to the Call Option 1 Price.

7.2	Subject to and after the Closing, and subject to Clause 7.9, from and after the first (1st) anniversary of the Closing Date (the “Call Option 2 Trigger Event”), the Company shall have the right to acquire not more than the lower of (a) 7,500,000 Subscription Shares, and (b) the number of Subscription Shares actually held by Investor at the relevant time, from Investor, free and clear from any Encumbrance and with all rights attaching thereto, in accordance with this Clause 7 and subject to Clauses 7.4 and 7.6 (“Call Option 2”), at a per-share price equal to the greater of (i) US$14.00 and (ii) the Market Price as of the date of delivery of the relevant Call Option Exercise Notice (the “Call Option 2 Price”). In exercising Call Option 2, the Company shall acquire such number of Subscription Shares that is specified in the Call Option Exercise Notice in accordance with Clause 7.4 at a per-share price equal to the Call Option 2 Price.

7.3	Subject to and after the Closing, and subject to Clause 7.9, from and after the second (2nd) anniversary of the Closing Date (the “Call Option 3 Trigger Event”, and together with the Call Option 1 Trigger Event and the Call Option 2 Trigger Event, each a “Call Option Trigger Event”), the Company shall have the right to acquire not more than the lower of (a) 7,500,000 Subscription Shares, and (b) the number of Subscription Shares actually held by Investor at the relevant time, from Investor, free and clear from any Encumbrance and with all rights attaching thereto, in accordance with this Clause 7 and subject to Clauses 7.4 and 7.6 (“Call Option 3”, and together with Call Option 1 and Call Option 2, each a “Call Option”), at a per-share price equal to the greater of (i) US$14.00 and (ii) the Market Price as of the date of delivery of the relevant Call Option Exercise Notice (the “Call Option 3 Price”, and together with the Call Option 1 Price and Call Option 2 Price, the “Call Option Price”). In exercising Call Option 3, the Company shall acquire such number of Subscription Shares that is specified in the Call Option Exercise Notice in accordance with Clause 7.4 at a per-share price equal to the Call Option 3 Price.

7.4	The Company shall have the right to exercise the applicable Call Option by delivering a written notice (the “Call Option Exercise Notice”) to Investor within, (a) in the case of Call Option 1, two (2) Business Days from the date of occurrence of the Call Option 1 Trigger Event but not thereafter, and (b) in the case of each of Call Option 2 and Call Option 3, thirty (30) calendar days from the date of occurrence of the applicable Call Option Trigger Event but not thereafter; provided that, the Company shall be permitted to deliver no more than one (1) Call Option Exercise Notice with respect to each Call Option Trigger Event. The Company shall specify in the Call Option Exercise Notice (i) the number of Subscription Shares that the Company intends to acquire from Investor (subject to the terms of this Clause 7), and (ii) a date that is no later than five (5) Business Days after the date of the Call Option Exercise Notice on which the Company shall acquire such Subscription Shares at the applicable Call Option Price (the “Call Option Completion Date”); provided further that, in the event that the Company fails to pay, by wire transfer of immediately available funds to an account designated by Investor, the applicable Call Option Price by the Call Option Completion Date, then any such unpaid portion of the applicable Call Option Price shall be subject to interest accrued daily at 12.5% per annum (starting from the date of delivery of the applicable Call Option Exercise Notice to the date on which the applicable Call Option Price is paid in full).

7.5	On the Call Option Completion Date, (a) the Company shall procure the payment of the applicable Call Option Price to Investor, (b) Investor shall deliver to the Company all necessary certificates representing valid title to the Subscription Shares that are subject to the applicable Call Option and such other documents as may be necessary to effect the transfer of such Subscription Shares, and (c) solely with respect to Call Option 2 and Call Option 3, the Company shall be permitted to withdraw Treasury Bonds from the Restricted Securities Account in the Par Amount that is equal to (i) the number of the Subscription Shares subject to the applicable Call Option multiplied by (ii) US$10.00, and Investor shall, at the reasonable request and sole cost of the Company, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is reasonably necessary to withdraw the relevant Treasury Bonds from the Restricted Securities Account and to release, reassign or discharge (as appropriate) the relevant Treasury Bonds from the Security, in the manner set out in the Security Documents; provided that, the foregoing clauses (b) and (c) shall be subject to the payment of the applicable Call Option Price to Investor. For each instance of withdrawal from the Restricted Securities Account, the Company shall deliver to Investor written notice thereof (together with a withdrawal statement with reasonable details relating thereto) immediately, and in any event within the same date as the date of such withdrawal.

7.6	Call Option 1 shall lapse on the earlier of the date that is (a) two (2) Business Days after the occurrence of the Call Option 1 Trigger Event if the Company has not delivered the applicable Call Option Exercise Notice before then, and (b) twenty-five (25) months after the Closing Date. Each of Call Option 2 and Call Option 3 shall lapse on the date that is thirty (30) calendar days after the occurrence of the applicable Call Option Trigger Event if the Company has not delivered the Call Option Exercise Notice before then.

7.7	The Parties agree that the Company shall have the right to nominate one (1) or more third-party investors to acquire the Subscription Shares to be acquired from Investor in accordance with this Clause 7, subject to the applicable sanctions and anti-bribery laws or regulations and Investor’s prior written consent (in its sole and absolute discretion). Nothing in this Clause 7.7, including the Company’s nomination of any third-party investor or Investor’s written consent thereto, shall relieve the Company of any of its obligations under this Clause 7 in any respect. In the event that the Company or such third-party investor as nominated by the Company and consented to by Investor in writing fails to (x) make the payment of the Call Option Price to Investor, or (y) complete the acquisition of the applicable Subscription Shares from Investor, within five (5) Business Days of receipt by Investor of the applicable Call Option Exercise Notice, Investor shall be permitted, in its sole and absolute discretion, to terminate such acquisition of the applicable Subscription Shares, or have the recourse as set out in Clause 10 below unless the Security has been released or should have been released in accordance with Clause 6.4.

7.8	If the Company, any intermediary or any third-party investor nominated by the Company is required or entitled to deduct or withhold, from the payment of the Call Option Price to Investor, in connection with the Company’s exercise of any Call Option, any Tax, the Company shall pay (or procure such third-party investor to pay) on demand from Investor such additional amounts as shall be required so that the net amount received by Investor after such deduction or withholding shall equal the Call Option Price. In addition to and without limiting the foregoing, Investor shall be entitled to indemnification by the Company in accordance with Clause 9.

7.9	The provisions of Clause 7.2 and Clause 7.3 shall be void and of no force and effect upon the rejection of, or failure to accept, the Offer by the Company following the delivery of a ROFO Notice by Investor, in accordance with Clause 8.

8.	Right of First Offer

8.1	From and after the first date on which Investor holds 15,000,000 (or 7,500,000, if as of such date, the Company has exercised Call Option 2) or less Subscription Shares, subject to Clause 8.5, if Investor desires to sell, dispose of or otherwise transfer (“Transfer”) 1,000,000 or more Subscription Shares to any third party (other than an Affiliate of Investor) in one (1) or a series of related transactions, then prior to consummating such proposed Transfer, Investor shall give written notice (the “ROFO Notice”) to the Company that Investor desires to make such a Transfer; provided that, notwithstanding anything to the contrary herein, in no event shall Investor be required to deliver the ROFO Notice to the Company more than once.

8.2	The giving of a ROFO Notice to the Company shall constitute an offer (the “Offer”) by Investor to Transfer all but not less than all of the Subscription Shares then held by Investor (the “ROFO Shares”) to the Company at the Market Price as of the date of delivery of the ROFO Notice. The Company shall have two (2) Business Days following receipt of the ROFO Notice (the “ROFO Period”) within which to accept or reject such Offer as to all of the ROFO Shares by giving written notice of acceptance or rejection to Investor prior to the expiration of the ROFO Period. If the Company fails to notify Investor in writing prior to the expiration of the ROFO Period, the Company shall be deemed to have rejected the Offer.

8.3	If the Company elects to purchase all of the ROFO Shares, the Company shall purchase and pay, by wire transfer of immediately available funds (together with such additional amounts as shall be required so that the net amount received by Investor per ROFO Share after any deduction or withholding, whether by the Company or any intermediary, of any Tax shall equal the Market Price as of the date of delivery of the ROFO Notice) to an account designated by Investor, for all of the ROFO Shares within five (5) Business Days after the date on which the Offer has been accepted, and on the same day, Investor shall deliver to the Company all necessary certificates representing valid title to the ROFO Shares and such other documents as may be necessary to effect the transfer of the ROFO Shares; provided that, in the event that the Company fails to (a) make the foregoing payment to Investor, or (b) complete the acquisition of all of the ROFO Shares from Investor, within five (5) Business Days of the Company’s election to purchase all of the ROFO Shares, then (i) any such unpaid portion of the foregoing payment shall be subject to interest accrued daily at 12.5% per annum (starting from the date of acceptance of the Offer in writing by the Company to the date on which the foregoing payment is paid in full), and (ii) Investor shall be permitted, in its sole and absolute discretion, to terminate such acquisition of the ROFO Shares, or have the recourse as set out in Clause 10 below unless the Security has been released or should have been released in accordance with Clause 6.4. In addition to and without limiting the foregoing, Investor shall be entitled to indemnification by the Company in accordance with Clause 9.

8.4	Upon the earliest to occur of (a) rejection in writing of the Offer by the Company, and (b) the expiration of the ROFO Period without the Company electing in writing to purchase all of the ROFO Shares, Investor shall have a 180-day period during which to effect a Transfer of any or all of the ROFO Shares at a price equal to or greater than the Market Price as of the date of delivery of the ROFO Notice; provided that, if the Transfer is subject to any regulatory approval, such 180-day period shall be extended until the expiration of ten (10) Business Days after all such approvals shall have been received.

8.5	The provisions of this Clause 8 shall be void and of no force and effect upon the earlier of (a) the exercise of both Call Option 2 and Call Option 3 by the Company pursuant to Clause 7, and (b) the date that is twenty-five (25) months after the Closing Date.

9.	PRC Tax Matters

9.1	In connection with the Transfer of any Subscription Shares by Investor to the Company (or any third-party designated by the Company) pursuant to Clauses 6, 7 or 8 and provided that neither the Company nor any intermediary deducts or withholds any amount from the payment due to Investor, the Investor agrees that it shall not make any filings with or otherwise approach any PRC Tax Authority in connection with such Transfer; provided that, if Investor or any of its Affiliates receives any notice, letter or other written or verbal query from or is otherwise approached by any PRC Tax Authority in respect of any Taxes that may be payable in the PRC (arising under Bulletin 7 or otherwise) in connection with such Transfer or is requested to do so by the Company in accordance with Clause 9.3, nothing herein shall prohibit or limit in any way Investor’s ability to provide information and/or responses to the relevant PRC Tax Authority as may be required under applicable laws or regulations or as requested by the applicable PRC Tax Authority; provided further, that in providing such information and/or responses to the relevant PRC Tax Authority, Investor shall consult in good faith with the Company regarding such information and/or responses, to the extent permitted by applicable laws or regulations or request of the applicable PRC Tax Authority.

9.2	The Company agrees to indemnify and hold harmless Investor, its Affiliates, directors, officers, employees, and agents, and each Person who controls Investor (within the meaning of the Securities Act or the Exchange Act) from and against any Tax levied or imposed by any PRC Tax Authority (under Bulletin 7 or otherwise) in connection with the Transfer of any Subscription Shares pursuant to Clauses 6, 7 or 8, and all related losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such Tax, action or claim), except to the extent that the foregoing arises directly as a result of Investor’s failure to comply with Clause 9.1.

9.3	Subject to the Company’s compliance with Clause 9.2, the Company shall be entitled to take the lead, to the extent permitted under applicable laws or regulations or by request of the applicable PRC Tax Authority, in any submission or communication with the applicable PRC Tax Authority in connection with any Taxes that may be payable pursuant to Bulletin 7 in connection with the Transfer of any Subscription Shares by Investor to the Company (or any third-party designated by the Company) pursuant to Clauses 6, 7 or 8, and Investor shall cooperate in good faith with the Company and provide documents and information as may be reasonably required by the Company with respect to any such submission or communication; provided that, the Company shall in good faith, with respect to any such submission or communication, (i) consult with Investor, and (ii) consider any requests or comments from Investor.

10.	Security

10.1	The Company (at its sole expense) shall ensure the creation and perfection of the Security in accordance with the terms of this Agreement and the Security Documents to secure the Company’s performance of its obligations under Clauses 6, 7 (unless the Security has been released or should have been released in accordance with Clause 6.4) and 8 (unless the Security has been released or should have been released in accordance with Clause 6.4).

10.2	If an Event of Default occurs, Investor shall have the right to enforce the Security, and the proceeds of any sale of, or other realization upon, or other receipt from, any of the Security Assets (as defined in the Account Security Agreement) and the Charged Property (as defined in the Cash Account Charge) shall be applied by Investor in the following order of priorities; provided that, for the purpose of Clauses 10.2 and 10.3, an Event of Default arising under clause (e) of such definition shall also be automatically deemed to be an exercise of Investor’s Put Option and an Event of Default arising under clause (a) of such definition, where the applicable Put Option Shares are all Subscription Shares then held by Investor, without any further action required on the part of any Party (subject to applicable laws relating to insolvency, bankruptcy, liquidation, dissolution or winding up or similar event):

(a)	first, to the payment to Investor of the expenses of such sale or other realization, including reasonable compensation to the agents and counsel of Investor, and all expenses, liabilities and advances incurred or made by Investor in connection therewith, including brokerage fees in connection with the sale by Investor of any of the Security Assets (as defined in the Account Security Agreement) and the Charged Property (as defined in the Cash Account Charge);

(b)	second, to the payment to Investor of the amount that Investor is entitled to receive as calculated in accordance with Clauses 6, 7 or 8 (as applicable);

(c)	third, without duplication with the payment under the foregoing Clauses 10.2(a) and 10.2(b), to the payment to Investor of all obligations of the Company under the Security Documents (together with the amounts in the foregoing Clauses 10.2(a) and 10.2(b), the “Secured Amount”); and

(d)	finally, if (i) all the Secured Amount has been fully discharged or (ii) sufficient funds have been set aside by Investor at the request of the Company for the discharge thereof, any remaining proceeds shall be released to the Company;

provided that, to the extent there is any shortfall amount between the gross proceeds that Investor has realized from enforcement of the Security and the Secured Amount, the Company shall remain liable to pay any such shortfall amount to Investor.

10.3	Immediately after and solely to the extent that Investor has actually received the Secured Amount in accordance with Clause 10.2, Investor shall surrender to the Company the applicable Subscription Shares (which are the subject of the event or occurrence giving rise to the applicable Event of Default) at nil consideration.

10.4	After Investor has released, reassigned or discharged (as appropriate) the relevant Treasury Bonds and/or Treasury Bills from the Security (provided that the Company shall only be permitted to withdraw all but not less than all of such relevant Treasury Bonds and/or Treasury Bills with the aggregate Par Amount of US$175,000,000) in accordance with Clause 10.6, if, based on the Closing Price of any Trading Day, the balance in the Restricted Cash Account is lower than the applicable Required Cash Collateral, then the Company shall, within five (5) Business Days following such Trading Day (the “Cure Deadline”), deposit additional cash in US$ in the Restricted Cash Account such that the balance thereof would be equal to or greater than such applicable Required Cash Collateral (the “Cash Top Up Obligation”); provided that, to the extent that the additional Required Cash Collateral is no longer required based on the last Closing Price within the Cure Deadline, then the Company shall not be required to deposit such additional cash into the Restricted Cash Account. Without limiting the foregoing, if the Closing Price of any Trading Day exceeds US$7.00, provided no Event of Default, Credit Event or Collateral Default has occurred and is continuing or would result therefrom, the Company shall be permitted to withdraw all cash in the Restricted Cash Account on such Trading Day from the Restricted Cash Account, with such withdrawal to take place on such Trading Day or the immediately following Trading Day, and the Investor shall, at the reasonable request and sole cost of the Company, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is reasonably necessary to withdraw the relevant cash from the Restricted Cash Account, in the manner set out in the Security Documents; provided that, other than in accordance with the foregoing sentence or upon termination of this Clause 10.4 in accordance with Clause 10.5 or Clause 12, in no event shall the Company be permitted to withdraw cash from the Restricted Cash Account. For each instance of deposit into or withdrawal from the Restricted Cash Account, the Company shall deliver to Investor written notice thereof (together with a remittance or withdrawal statement with reasonable details relating thereto) immediately, and in any event within the same date as the date of such deposit or withdrawal.

10.5	Subject to and after the satisfaction of the Registration Condition, Clause 10.4 shall be deemed to terminate and be of no further force or effect from and after the earlier of (a) the first date on which the Closing Price exceeds US$14.00, and (b) the full payment of the Put Option Price to Investor; provided that, this Clause 10.5 shall not affect any liability or claim arising out of a breach of Clause 10.4 prior to such termination.

10.6	On or after the date that is the later of (a) three (3) months following the Closing Date, and (b) the satisfaction of the Registration Condition, provided no Event of Default, Credit Event or Collateral Default has occurred and is continuing or would result therefrom, the Company shall be permitted to withdraw Treasury Bonds and/or the Treasury Bills from the Restricted Securities Account, solely to the extent that the Par Amount of the Treasury Bonds remaining in the Restricted Securities Account (after such withdrawal and treating, for the purpose of this Clause 10.6, any Treasury Bonds then the subject of any Rehypothecation (as defined in the Account Security Agreement) as being deposited in the Restricted Securities Account) is equal to or greater than US$325,000,000, and the Investor shall, at the reasonable request and sole cost of the Company, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is reasonably necessary to withdraw the relevant Treasury Bonds and/or Treasury Bills from the Restricted Securities Account and to release, reassign or discharge (as appropriate) the relevant Treasury Bonds and/or Treasury Bills from the Security, in the manner set out in the Security Documents. For each instance of withdrawal from the Restricted Securities Account, the Company shall deliver to Investor written notice thereof (together with a withdrawal statement with reasonable details relating thereto) immediately, and in any event within the same date as the date of such withdrawal.

11.	Registration Rights

11.1	The Company agrees that, within twenty-one (21) calendar days after the Closing Date, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscription Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but no later than six (6) months after the Closing Date (which six (6)-month period shall be tolled for each day of any shutdown of the U.S. federal government that results in the SEC temporarily discontinuing review of, or acceleration of the effectiveness of, registration statements, if any); provided however, that the Company’s obligations to include such Subscription Shares in the Registration Statement are contingent upon Investor furnishing in writing to the Company such information regarding Investor, the securities of the Company beneficially owned by Investor and the intended method of disposition of the Subscription Shares as shall be reasonably requested by the Company to effect the registration of the Subscription Shares, and Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided further, that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscription Shares. For the avoidance of doubt, any failure by the Company to file the Registration Statement within twenty-one (21) calendar days after the Closing Date or to effect such Registration Statement no later than six (6) months after the Closing Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Clause 11.

11.2	The Company shall, upon reasonable request, inform Investor as to the status of the preparation, filing, review and/or effectiveness of the Registration Statement. The Company shall, as promptly as practicable but in any event within five (5) Business Days, advise Investor in writing (a) when the Registration Statement or any post-effective amendment thereto has become effective, (b) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose, and (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscription Shares included in the Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Investor of such events, provide Investor with any material, non-public information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the events listed in first sentence of this Clause 11.2 or the foregoing clauses (a) through (c) constitutes material, non-public information regarding the Company.

11.3	The Company agrees to (at its sole expense), except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Subscription Shares to be issued pursuant to this Agreement, to be free from any material misstatements or omissions and continuously effective until the earliest of (a) the third anniversary of the Closing, (b) the date on which Investor ceases to hold any Subscription Shares, or (c) on the first date on which Investor is able to sell all of the Subscription Shares under Rule 144 promulgated under the Securities Act (“Rule 144”) without restriction, including without limitation any public information, volume or manner of sale limitations of such rule (such date, the “End Date”).

11.4	Prior to the End Date, the Company will use commercially reasonable efforts to cause all Subscription Shares to be listed on each stock exchange or market on which the Company’s Ordinary Shares are then listed. Investor agrees to disclose its ownership to the Company upon reasonable request to assist it in making the determination with respect to Rule 144 described in clause (c) of Clause 11.3 above. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after the Company becomes eligible to use such Form F-3. Investor acknowledges and agrees that the Company may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided that any such suspension shall be for the shortest period of time, determined in good faith by the Company’s board of directors to be necessary for such purpose.

11.5	Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Ordinary Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Ordinary Shares which is equal to the maximum number of Ordinary Shares as is permitted by the SEC. In such event, the number of Ordinary Shares to be registered shall be reduced (a) firstly, pro rata among all the selling shareholders other than the PIPE Investors; and (b) secondly, only if the number of Ordinary Shares to be registered for the selling shareholders other than the PIPE Investors has been reduced to zero (0), pro rata among the PIPE Investors, and the Company shall use its commercially reasonable efforts to file with the SEC, as promptly as practicable and as allowed by the SEC, one (1) or more registration statements to register the resale of those Ordinary Shares that were not registered on the initial Registration Statement, as so amended.

11.6	Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Investor not to sell under the Registration Statement or to suspend the effectiveness thereof, if (a) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Company’s control, (b) the Company determines that in order for the Registration Statement to not contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the board of directors of the Company, in good faith, after consultation with counsel to the Company, reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable and good faith determination of the Company’s board of directors, after consultation with counsel to the Company, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided that, the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than forty-five (45) consecutive calendar days, or more than sixty (60) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Investor agrees that it will immediately discontinue offers and sales of the Subscription Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales; provided that, the Company shall not include any material non-public information in any such written notice. If so directed by the Company, Investor will deliver to the Company or destroy all copies of the prospectus covering the Subscription Shares in Investor’s possession; provided that, this obligation to deliver or destroy all copies of the prospectus covering the Subscription Shares shall not apply (a) to the extent Investor is required to retain a copy of such prospectus (i) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (ii) in accordance with a bona fide pre-existing document retention policy or (b) to copies stored electronically on archival servers as a result of automatic data back-up procedures.

11.7	Piggy-Back Rights.

(a)	If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Clause 11.1), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) filed on Form F-4 or S-4 (or any successor form thereto) related to any merger, acquisition or business combination, (e) for a dividend reinvestment plan, or (f) for a rights offering, then the Company shall (i) give written notice of such proposed filing to Investor as soon as practicable but in no event less than fifteen (15) calendar days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (ii) offer to Investor in such notice the opportunity to register the sale of up to all of the Subscription Shares, as Investor may request in writing within ten (10) calendar days following receipt of such notice (a “Piggy-Back Registration”). Subject to Clause 11.7(b), the Company shall cause such Subscription Shares to be included in such Piggy-Back Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Subscription Shares requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Subscription Shares in accordance with the intended method(s) of distribution thereof. In the event of an underwritten offering, the inclusion of any Subscription Shares in a Piggy-Back Registration shall be subject to Investor’s agreement to enter into and comply with an underwriting agreement in customary form with the Underwriter(s) duly selected for such offering.

(b)	If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and Investor in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with (x) Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than Investor hereunder, (y) the Subscription Shares as to which registration has been requested pursuant to the terms hereof, and (z) Ordinary Shares, if any, as to which registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than Investor, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in any such registration:

(i)	If the Registration is undertaken for the Company’s account: (A) first, Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Subscription Shares and the Ordinary Shares of Holders (as such term is defined in the Registration Rights Agreement), as to which registration has been requested, pro rata among holders of such securities, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

(ii)	If the Registration is a “demand” registration undertaken at the demand of Persons other than the holders of registrable securities of the Company, (A) first, Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Subscription Shares and the Ordinary Shares of Holders (as such term is defined in the Registration Rights Agreement), as to which registration has been requested, pro rata among holders of such securities, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

(c)	Investor may elect to withdraw its request for inclusion of any Subscription Shares in any Piggy-Back Registration by giving written notice to the Company and the Underwriter or Underwriters (if any) of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by Investor in connection with such Piggy-Back Registration as provided in Clause 11.10.

(d)	There shall be no limit on the number of Piggy-Back Registrations.

11.8	Indemnification.

(a)	The Company agrees to indemnify and hold harmless, to the extent permitted by law, Investor, its directors, and officers, employees, and agents, and each Person who controls Investor (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of Investor expressly for use therein or Investor has omitted a material fact from such information; provided, however, that the indemnification contained in this Clause 11.8(a) shall not apply to amounts paid by Investor in settlement of any losses, claims, damages, liabilities or out-of-pocket expenses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall notify Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Clause 11.8(a) of which the Company is aware. In no event shall the liability of the Company be greater in amount than the dollar amount received by the Company under this Agreement.

(b)	In connection with any Registration Statement in which Investor is participating, Investor agrees to indemnify and hold harmless, to the extent permitted by law, the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) caused by any untrue statement of material fact contained in the Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained (or not contained, in the case of an omission) in any information or affidavit so furnished in writing to the Company by or on behalf of Investor expressly for use therein; provided, however, that the indemnification contained in this Clause 11.8(b) shall not apply to amounts paid by the Company in settlement of any losses, claims, damages, liabilities or out-of-pocket expenses if such settlement is effected without the consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed). Investor shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Clause 11.8(b) of which Investor is aware. The liability of Investor shall be several and not joint with any other PIPE Investors or any other Person and in no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Subscription Shares purchased pursuant to this Agreement giving rise to such indemnification obligation.

(c)	Any Person entitled to indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be liable to the indemnified party for any legal or other expenses incurred by the indemnified party or any settlement made by the indemnified party without its consent (which consent shall not be unreasonably withheld, conditioned or delayed), in each case, after such defense is assumed. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Subscription Shares purchased pursuant to this Agreement.

(e)	If the indemnification provided under this Clause 11.8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 11.8(e) from any Person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Clause 11.8(e) by any seller of the Subscription Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscription Shares pursuant to the Registration Statement. In no event shall the liability of Investor under this Clause 11.8(e) be greater in amount than the amount that Investor would have been obligated to pay by way of indemnification if the indemnification provided for under Clause 11.8(e) had been available under the circumstances. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

11.9	For the purpose of clarification, any reference to “Subscription Shares” and “Ordinary Shares” in this Agreement shall include any Ordinary Shares represented by Company ADSs. If there is an effective Registration Statement on file with the SEC covering the resale of Investor’s Subscription Shares or such Subscription Shares may be re-sold without any restriction by Investor pursuant to Rule 144, the Company shall use commercially reasonable efforts to cause Deutsche Bank Trust Company Americas, in its capacity as the depository bank of the Company (the “Depositary”), to convert any and all (at Investor’s sole discretion) such Subscription Shares as may be requested by Investor into Company ADSs without any restrictive legend or resale restriction in accordance with the terms set forth in the applicable deposit agreement within seven (7) calendar days following delivery by Investor of a document showing Investor’s non-affiliate status, original share certificates (if any) and all other documents to be signed by Investor as reasonably requested by the Depositary in connection with such conversion.

11.10	Notwithstanding anything to the contrary herein, the Company shall reimburse Investor, immediately upon demand by Investor, for any and all conversion, deposit or similar fees charged by or payable to the Depositary in connection with the Company ADSs.

11.11	All expenses incidental to the Company’s performance of or compliance with this Clause 11, including without limitation registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

11.12	If the Company grants or has granted any rights, preferences, privileges or other terms contemplated in this Clause 11 to any Person (other than Investor) that are more favorable than those granted to Investor pursuant to this Clause 11, Investor shall be entitled to receive such more favorable rights, preferences, privileges or other terms.

12.	Termination

12.1	Subject to Clause 12.2, this Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated; (b) upon the mutual written agreement of the Parties to terminate this Agreement; (c) March 15, 2024, or, if the Termination Date (as defined in the Merger Agreement) is extended by the parties thereto, on such later date, if Closing has not occurred by such date; (d) such date on which Investor ceases to hold any of the Subscription Shares; and (e) the Put Option Expiration Date, provided that nothing herein will relieve any party from liability for any fraud or willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such fraud or willful breach. The Company shall notify Investor in writing of the termination of the Merger Agreement immediately and no later than the date of such termination. Upon the termination of this Agreement in accordance with paragraphs (a) through (c) of the first sentence of this Clause 12.1, the Company shall promptly (but not later than two (2) Business Days thereafter) cause the return of any monies paid by Investor to the Company in connection with this Agreement in immediately available funds to the account specified by Investor. Upon the termination of this Agreement in accordance with this Clause 12.1, the Investor shall, at the reasonable request and sole cost of the Company, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is reasonably necessary to release, reassign or discharge (as appropriate) the Security Assets (as defined in the Account Security Agreement) and the Charged Property (as defined in the Cash Account Charge) from the Security, in the manner set out in the Security Documents.

12.2	In the event of termination of this Agreement after Closing has occurred, the provisions of Clauses 11 (Registration Rights), 13 (Material Non-Public Information), 19 (Confidentiality), 22 (Notices), 23 (Entire Agreement), 24 (Waivers, Rights and Remedies), 26 (Variations), 27 (Invalidity), 28 (Third Party Enforcement Rights), 29 (Governing Law and Jurisdiction) and 30 (Remedies), and Schedule 3 (Definitions and Interpretation), shall remain in full force and effect and survive any such termination.

12.3	Notwithstanding anything to the contrary herein, the termination of this Agreement shall not affect any liability or claim arising out of a breach of this Agreement prior to such termination.

13.	Material Non-Public Information

The Company covenants and agrees that neither it, nor any other Person acting on its or its Representatives’ behalf has, as of the date of this Agreement, or will provide Investor or its Representatives with any information that constitutes, or the Company reasonably believes constitutes, material non-public information (as understood and interpreted under the United States securities laws), unless prior thereto Investor shall have consented in writing to the receipt of such material non-public information. To the extent that the Company or any of its Representatives has delivered or will deliver any material non-public information to Investor or its Representatives without Investor’s prior written consent, the Company hereby covenants and agrees that Investor or its Representatives shall not have any duty of confidentiality to the Company or any of its Representatives, or a duty to the Company or any of its Representatives not to trade on the basis of, such material non-public information; provided that, Investor shall remain subject to applicable laws including any applicable restrictions under the United States securities laws on trading by Persons in possession of any material non-public information. To the extent that any notice provided pursuant to this Agreement constitutes, or contains, material non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file or furnish such notice with the SEC pursuant to a Current Report on Form 8-K or 6-K (as applicable). The Company understands and confirms that Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

14.	No Waiver under the Merger Agreement

The Company shall not, without Investor’s prior written consent, waive the satisfaction of any of the conditions included in Section 8.3(a) of the Merger Agreement as conditions to the Company’s obligation to consummate the De-SPAC Transaction.

15.	Costs

Except as otherwise provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of this Agreement, the Security Documents, the consummation of the Share Subscription and the creation and perfection of the Security; provided that, the Company shall pay or reimburse, on the Closing Date, all fees, expenses and costs of Investor incurred in connection with the transactions contemplated hereunder.

16.	Aggregation

All Subscription Shares held or acquired by Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights of Investor under this Agreement.

17.	Anti-Dilution Adjustments

17.1	The references in this Agreement to the number of Subscription Shares shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a)	If the Company shall declare and pay a dividend or make a distribution on Ordinary Shares payable in Ordinary Shares, the number of Subscription Shares shall be adjusted by multiplying the number of Subscription Shares immediately prior to the payment of such dividend or distribution or, if a record date is fixed therefor, the record date for such dividend or distribution by a fraction: (i) the numerator of which shall be the sum of (A) the number of Ordinary Shares outstanding immediately prior to the payment of such dividend or distribution or, if a record date is fixed therefor, the record date for such dividend or distribution and (B) the total number of Ordinary Shares constituting such dividend or distribution; and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to the payment of such dividend or distribution or, if a record date is fixed therefor, the record date for such dividend or distribution. Any adjustment made pursuant to this Clause 17.1(a) shall become effective on the date of payment of such dividend or distribution or, if a record date is fixed therefor, immediately after such record date.

(b)	If the Company shall subdivide or split the outstanding Ordinary Shares into a greater number of shares or combine or reclassify the outstanding Ordinary Shares into a smaller number of shares, the number of Subscription Shares shall be adjusted by multiplying the number of Subscription Shares immediately prior to the effective date of such subdivision, split, combination or reclassification by a fraction: (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately after such subdivision, split, combination or reclassification; and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such subdivision, split, combination or reclassification. Any adjustment made pursuant to this Clause 17.1(b) shall become effective immediately after the applicable effective date.

17.2	Concurrently with any adjustment to the number of Subscription Shares under this Clause 17, the reference to any per-share price of the Subscription Shares (the “Share Price”) in this Agreement will be adjusted such that the Share Price in effect immediately following the effectiveness of such adjustment will be equal to the Share Price in effect immediately prior to such adjustment, multiplied by a fraction, (a) the numerator of which is the number of Subscription Shares in effect immediately prior to such adjustment and (b) the denominator of which is the number of Subscription Shares in effect immediately following such adjustment.

17.3	In addition to any adjustment to the number of Subscription Shares and the Share Price upon a stock dividend or distribution payable in Ordinary Shares as set forth in Clause 17.1(a) or a subdivision, split, combination or reclassification of Ordinary Shares as set forth in Clause 17.1(b), if any event or occurrence shall occur as to which the failure to make any adjustment to the number of Subscription Shares would adversely affect Investor’s economic benefits represented by the Put Option, Put Option Price, Call Option, Call Option Price, Share Price or Market Price, then, in each such case, the Company’s board of directors, acting in good faith, shall determine the adjustment, if any, on a basis consistent with the essential intent and principles herein, necessary to preserve, without dilution, Investor’s economic benefits represented by the Put Option, Put Option Price, Call Option, Call Option Price, Share Price or Market Price. Notice of each such determination shall be given to Investor within ten (10) calendar days of such determination in the manner set forth in Clause 22. For the avoidance of doubt and subject to the definition of the Agreed Return, the Company shall not increase the number of Subscription Shares or reduce the Put Option Price, Call Option Price, Share Price or Market Price if the Company distributes to holders of the Ordinary Shares any cash, rights, options, warrants, shares of capital stock or similar equity interest, evidences of indebtedness or other assets or property of the Company.

18.	Most Favored Nation

If as of the Closing, the Company grants or has granted any rights, preferences, privileges, or other terms to any PIPE Investor (other than Investor) that are more favorable than those granted to Investor pursuant to this Agreement and the Security Documents, Investor shall be entitled to receive such rights, preferences, privileges and such other more favorable terms.

19.	Confidentiality

19.1	Each Party shall (and shall ensure that each of its Representatives shall) maintain information relating to, and negotiations leading to, this Agreement and the Security Documents in confidence and not disclose such information to any Person except:

(a)	as permitted by Clause 19.2; or

(b)	as the other Party may approve in writing.

19.2	Clause 19.1 shall not prevent disclosure (i) by a Party to its Representatives; or (ii) by a Party or any of its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by applicable law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)	disclosure of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(c)	disclosure of information which has previously become publicly available other than through that Party’s breach of this Agreement or the Security Documents;

(d)	disclosure is required for the purposes of facilitating the De-SPAC Transaction, the Share Subscription or the creation and perfection of the Security; or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings to which the disclosing Party is a party in a case where such disclosure is required by such proceedings.

19.3	The Company shall provide Investor an opportunity, to its reasonable satisfaction, to review and comment on any and all filings by the Company with the SEC regarding this Agreement and the transactions contemplated hereby and any details or characterization thereof.

20.	Assignment

Unless the Parties specifically agree in writing, no Person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them; provided, that Investor may assign its rights and entitlements under Clause 6 (Investor Put Option), Clause 7 (Company Call Option), Clause 8 (Right of First Offer) or Clause 10 (Security) to any of its Affiliates without the consent of the Company, subject to such assignee executing a joinder to this Agreement or a separate agreement containing terms substantially the same as any of the foregoing terms to be assigned prior to such assignment; provided further, that Investor may assign its rights and entitlements under Clause 11 (Registration Rights) to an assignee or transferee of any Subscription Shares without the consent of the Company, subject to such assignee or transferee agreeing in writing to be bound by terms substantially the same as Clause 11 (Registration Rights) prior to such assignment; provided further, that that no assignment by Investor pursuant to this Clause 20 shall relieve the Investor of any liability or claim arising out of a breach of its obligations hereunder prior to such assignment. Any purported assignment in contravention of this Clause 20 (Assignment) shall be void.

21.	Further Assurances

21.1	Each Party shall execute, or procure the execution of, such further documents as may be required by applicable law or be necessary to implement and give effect to this Agreement.

21.2	Each Party shall procure that its Representatives comply with all obligations under this Agreement that are expressed to apply to any such Representatives.

21.3	The Company agrees to promptly notify Investor if any of the Company Warranties set forth herein are no longer accurate in all material respects.

21.4	Investor agrees to promptly notify the Company if any of the Investor Warranties set forth herein are no longer accurate in all material respects.

22.	Notices

22.1	Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognized courier company.

22.2	A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

22.3	The addresses and email addresses of the Parties for the purpose of Clause 22.1 are:

Lotus Technology Inc.	Address:	Email:

For the attention of: Alexious Lee	No. 800 Century Avenue Pudong District Shanghai 200120, People’s Republic of China	******

Investor	Address:	Email:

For the attention of: Ethan Lee Hobin Whang	Three IFC 10 Gukjegeumyung-ro Yeongdeungpo-gu, Seoul 07326 Republic of Korea	****** ******
With a copy to: Davis Polk & Wardwell
For the attention of: Miranda So Samuel Kang	Level 10 Hong Kong Club Building 3A Chater Road Hong Kong SAR	****** ******
With a copy to: Shin & Kim
For the attention of: Soo-Kyun (Timothy) Lee James Kang	D-Tower (D2) 17 Jongno 3-gil Jongno-gu, Seoul 03155 Republic of Korea	****** ******

22.4	Each Party shall notify the other Party in writing of a change to its details in Clause 22.3 from time to time.

23.	Entire Agreement

This Agreement (including the schedules hereto) sets out the entire agreement between the Parties with respect to the subject matter hereof and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, with respect to the subject matter hereof.

24.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

25.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy or in .pdf shall be an effective mode of delivery.

26.	Variations

No variation, deletion, supplement, amendment or replacement of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of both Parties.

27.	Invalidity

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the applicable law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

28.	Third Party Enforcement Rights

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a party to this Agreement.

29.	Governing Law and Jurisdiction

29.1	This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

29.2	Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

30.	Remedies

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties acknowledge and agree that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. The Parties further acknowledge that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action brought by the other Party for specific performance or injunctive relief, it will not assert as a defense that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Schedule 1
******

Schedule 2
******

Schedule 3

******

Schedule 4

******

Schedule 5
******

Schedule 6

******

SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ Qingfeng Feng
for and on behalf of	)
LOTUS TECHNOLOGY INC.	)
	)	NAME: Qingfeng Feng

SIGNED	)	SIGNATURE:	/s/ CHOI Alexander Himoon
for and on behalf of	)
MERITZ SECURITIES CO., LTD.	)
	)	NAME: CHOI Alexander Himoon